EXHIBIT 99.1

                                  NEWS RELEASE

                                                   Investor Relations Contacts:
                               Susan Spratlen or Chris Paulsen   (972) 444-9001

                      Pioneer and Evergreen Complete Merger

Dallas, Texas, September 28, 2004 -- Pioneer Natural Resources Company (NYSE:PXD) and Evergreen Resources, Inc. (NYSE:EVG) today announced that they have completed their $2.1 billion merger in which Evergreen has become a subsidiary of Pioneer and Evergreen stockholders will receive new shares of Pioneer common stock and cash. The transaction was completed after both Pioneer and Evergreen obtained the required stockholder approvals for the transaction at special meetings held today. Pioneer will continue to be headquartered in Dallas and will retain Evergreen's Denver offices as its base of operations in the Rockies.

"These new Rockies assets are a perfect fit for Pioneer," stated Scott D. Sheffield, Pioneer's Chairman and CEO. "The Raton Basin natural gas field expands our long-lived reserve foundation, provides significant low-risk opportunity to add both reserves and production and complements our growing exploration and international portfolios."

The merger agreement permitted Evergreen stockholders to elect, prior to the completion of the merger, among three types of consideration for a share of Evergreen common stock: (1) 1.1635 shares of Pioneer common stock, subject to allocation and proration; (2) $39.00 cash, subject to allocation and proration; or (3) 0.58175 shares of Pioneer common stock and $19.50 in cash. Evergreen stockholders who did not make an election prior to completion of the merger will be deemed to have elected to receive 0.58175 shares of Pioneer common stock and $19.50 in cash per Evergreen share. In addition, Evergreen stockholders will receive additional cash consideration of $0.48 per share of Evergreen common stock, which represents the pro rata gross proceeds less transaction costs from Evergreen's sale of its Kansas properties on September 27, 2004.

The merger agreement provides that the aggregate number of shares of Pioneer common stock to be issued in the merger and the aggregate amount of cash to be paid in the merger, excluding cash paid with respect to Evergreen's Kansas properties, are each subject to a limit that depends on the number of shares of Evergreen common stock outstanding immediately prior to the merger. Immediately prior to the merger, there were 43.6 million shares of Evergreen common stock outstanding. As a result, the aggregate number of shares of Pioneer common stock to be issued in the merger is 25.4 million and the aggregate amount of cash to be paid in the merger is $871.4 million (including the consideration for the Kansas properties). The elections made and deemed made by Evergreen stockholders to receive shares of Pioneer common stock as merger consideration exceeded the maximum number of Pioneer shares issuable in the merger pursuant to the merger agreement. Accordingly, the holders of Evergreen common stock who made elections to receive all cash will receive, for each share of Evergreen common stock, $39.00 in cash plus the $0.48 cash payment with respect to the Kansas properties, and holders who made elections to receive all Pioneer common stock will instead receive, for each share of Evergreen common stock, 0.83746 shares of Pioneer common stock and $10.93 in cash plus the $0.48 cash payment with respect to the Kansas properties. Pursuant to the terms of the merger agreement, stockholders who elected to receive, for each share of Evergreen common stock,
0.58175 shares of Pioneer common stock and $19.50 in cash, plus the $0.48 per share cash payment for the Kansas properties, will receive the form of payment that they elected, and stockholders who made no election will receive 0.58175 shares of Pioneer common stock and $19.50 in cash, plus the $0.48 payment with respect to the Kansas properties.

Two of Evergreen's directors--Mark S. Sexton and Andrew D. Lundquist--will join Pioneer's board of directors. Mr. Sexton will be a Class I director (term expiring at Pioneer's annual meeting of stockholders in 2007). Mr. Lundquist will be a Class III director (term expiring at Pioneer's annual meeting of stockholders in 2006) and will serve on the compensation committee.



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Pioneer  Natural  Resources is a large  independent  oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Gabon, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

This filing contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the merger and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to Pioneer as of today's date, and Pioneer assumes no obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of Pioneer, or the combined company, and actual results may vary materially from the results and expectations discussed. Risks and uncertainties related to the merger include, but are not limited to, the successful integration of Evergreen into Pioneer's business, and Pioneer's ability to compete in the highly competitive oil and gas exploration and production industry. The revenues, earnings and business prospects of Pioneer and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are identified from time to time in Pioneer's SEC reports and public announcements.



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